Smead Funds Trust

2777 East Camelback Road, Suite 375

Phoenix, AZ 85016

December 22, 2021

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

Attn: Fund Administration Legal Department

Ladies and Gentlemen:

Reference is made to the Administration Agreement (the “Agreement”) by and between State Street Bank and Trust Company (the “Administrator”) and Smead Funds Trust (the “Trust”) dated as of November 21, 2014, as amended (the “Agreement”).

Pursuant to Section 1 of the Agreement, this letter is to provide notice of the creation of an additional investment fund (the “Additional Investment Fund”), namely the Smead International Value Fund.

We request that Schedule A to the Agreement be amended in its entirety and replaced with a new Schedule A annexed hereto.

Please indicate your acceptance of the foregoing by executing two copies of this Agreement, returning one to the Fund and retaining one copy for your records.

Very truly yours,

SMEAD FUNDS TRUST

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

Smead Funds Trust

Smead Value Fund

Smead International Value Fund